Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and between

SPIRIT OF TEXAS BANCSHARES, INC.

and

CHANDLER BANCORP, INC.,

and joined in by

KIDD PARTNERS, LTD.

Dated as of July 24, 2019

EXHIBITS

Exhibit A – Form of Second Merger Agreement

Exhibit B – Form of Bank Merger Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Director Support Agreement

Exhibit E – Form of Release

INDEX OF DEFINED TERMS

Adjusted Equity Capital	5
Affiliate	64
Affiliate Agreements	23
Affiliated Group	64
Aggregate Cash Consideration	5
Aggregate Stock Consideration	5
Agreement	1
Average Closing Price	7
Average Initial Price	7
Bank Merger	1
Bank Merger Agreement	1
Bank Stock Loan Indebtedness	49
Banking Laws	15
BHC Act	1
BOLI	23
Borrower	64
Business Day	64
Calculation Date	5
Call Reports	14
Cancelled Shares	5
CBI	1
CBI Advisory Fees	31
CBI Annual and Quarterly Financial Statements	14
CBI Board Recommendation	38
CBI Contracts	22
CBI Disclosure Schedules	10
CBI Employee Plan	26
CBI Employees	50
CBI Financial Statements	14
CBI Personal Property	19
CBI Real Property	18
CBI Regulatory Approvals	13
CBI Shareholder Approval	2
CBI Stock	4
CBI Tax Representation Letter	54
CBNV	1
CBNV Stock	11
Certificate	7
Change in Recommendation	38
Closing	57
Closing Date	57
Code	1
Commercially Reasonable Efforts	64

Continuing Corporation	2
Controlled Group Liability	64
CSB	1
CSB Stock	11
Director Support Agreements	2
Effective Time	57
Encumbrance	64
Environmental Inspections	46
Environmental Laws	64
ERISA	26
ERISA Affiliates	65
Exchange Act	29
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	5
FDIC	4
Federal Reserve Board	4
Final Closing Statement	57
Final Index Price	59
Final Transaction Costs	6
FKHF	54
GAAP	5
Governmental Body	65
Hazardous Materials	65
Hunton	54
Indemnified Party	51
Index	59
Initial Closing Statement	56
Initial Index Price	60
Intellectual Property	29
IRS	22
Kidd	52
knowledge	65
KPL	1
Letter of Transmittal	8
Liability	65
Loan	16
Loans	16
Material Adverse Effect	65
Merger	1
Merger Consideration	5
Minimum Allowance Amount	44
Minimum Equity Capital	5
Multiemployer Plans	27

v

NASDAQ	66
NFID	4
Order	66
Organizational Documents	66
Payoff Letter	61
Per Share Cash Consideration	5
Person	66
Proceeding	66
Regulatory Approvals	33
Releases	2
Required Consents	14
Restrictive Legend	55
SEC	4
Second Merger	1
Second Merger Agreement	1
Secondary Investigation	46
Securities Portfolio	16
Security Interest	67
SOTB	1
SOTB Stock	32
Special Dividend	10
STXB	1
STXB Common Stock	4

STXB Disclosure Schedules	31
STXB Financial Statements	34
STXB Regulatory Approvals	33
STXB SEC Reports	32
STXB Tax Representation Letter	54
Subject Loans	48
Subsidiaries	67
Subsidiary	67
Tail Policy	44
Tax	67
Tax Return	67
Taxes	67
TBOC	2
TDSML	4
Total Cash Consideration	10
Total Share Consideration	10
Transaction Costs	6
Treasury Regulations	67
Union	68
Unresolved Response Action	46
WARN Act	68
Watch List	18

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”), dated as of July 24, 2019, is by and between Spirit of Texas Bancshares, Inc. (“STXB”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Chandler Bancorp, Inc. (“CBI”), a Texas corporation and bank holding company registered under the BHC Act, and joined in by Kidd Partners, Ltd. (“KPL”), a Texas limited partnership, as the sole shareholder of CBI.

RECITALS

WHEREAS, the respective boards of directors of STXB and CBI believe that the merger of CBI with and into STXB, with STXB continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and shareholders;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit A (the “Second Merger Agreement”), STXB and Chandler Bancorp of Nevada, Inc. (“CBNV”), a Nevada corporation and wholly-owned subsidiary of CBI, shall be combined through merger, with STXB continuing as the surviving entity (the “Second Merger”);

WHEREAS, immediately following the Second Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), Spirit of Texas Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of STXB (“SOTB”), and Citizens State Bank (“CSB”), a Texas state bank and wholly-owned subsidiary of CBNV, shall be combined through merger, with SOTB continuing as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes (and applicable state and local income tax purposes), the parties intend that each of (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state or local law), and the Treasury Regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state or local law) for federal income tax purposes (and applicable state and local income tax purposes);

WHEREAS, the respective boards of directors of STXB and CBI have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement;

WHEREAS, KPL has joined in this Agreement as the sole shareholder of CBI for the purpose of making certain representations and warranties to STXB, guaranteeing the performance of certain obligations of CBI and agreeing to vote all of the shares of CBI Stock owned by KPL in favor of this Agreement and the transactions contemplated hereby in the manner set forth herein; and

WHEREAS, as a condition and inducement to STXB’s willingness to enter into this Agreement, (i) KPL, in its capacity as the sole shareholder of CBI, has executed and delivered to STXB a written consent, dated as of the date of this Agreement, pursuant to which KPL approves and adopts this Agreement and the transactions contemplated hereby (the “CBI Shareholder Approval”), (ii) each non-employee director of CBI, CBNV or CSB has entered into a support agreement in the form attached hereto as Exhibit D (collectively, the “Director Support Agreements”) and (iii) each director or officer of CBI, CBNV or CSB has entered into an agreement in the form attached hereto as Exhibit E, releasing CBI, CBNV and CSB from any and all claims by such directors and officers (except as described in such instrument) (collectively, the “Releases”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), CBI shall be merged with and into STXB, with STXB continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effect provided for in, the applicable provisions of the Texas Business Organizations Code (“TBOC”).

Section 1.2    Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Continuing Corporation shall be the Organizational Documents of STXB as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of STXB as of the Effective Time. The established offices and facilities of CBI immediately prior to the Effective Time shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of CBI and STXB and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to CBI and STXB, respectively, as of the Effective Time.

Section 1.3    Board of Directors and Officers of Continuing Corporation. Subject to Section 6.9, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of STXB at the Effective Time shall be the members of the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the senior officers of STXB immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4    Effect of Merger. At the Effective Time, the corporate existence of CBI and STXB shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of CBI and STXB. All rights, franchises and interests of CBI and STXB, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the TBOC.

Section 1.5    Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of CBI and STXB. All Liabilities and obligations of CBI and of STXB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of CBI or STXB, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either CBI or STXB shall be preserved unimpaired subsequent to the Merger.

Section 1.6    Second Merger. In the Second Merger, CBNV shall be merged with and into STXB immediately following the Merger, with STXB continuing as the surviving entity and succeeding to and assuming all rights and obligations of CBNV in accordance with the applicable laws of Texas and Nevada. Following the Second Merger, the separate corporate existence of CBNV shall cease. Immediately after entering into this Agreement, STXB and CBNV shall enter into the Second Merger Agreement. At the request of STXB, CBI shall cause CBNV to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Second Merger effective immediately following the effective time of the Merger.

Section 1.7    Bank Merger. In the Bank Merger, CSB shall be merged with and into SOTB immediately following the Second Merger, with SOTB continuing as the surviving entity and succeeding to and assuming all rights and obligations of CSB in accordance with the applicable laws of Texas. Following the Bank Merger, the separate corporate existence of CSB shall cease. Immediately after entering into this Agreement, SOTB and CSB shall enter into the Bank Merger Agreement. At the request of STXB, CBI shall cause CSB to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the effective time of the Second Merger.

Section 1.8    Approvals and Notices. In connection with the execution of this Agreement, and in accordance with the Organizational Documents of KPL and CBI and applicable law, KPL will deliver the executed CBI Shareholder Approval evidencing the approval of CBI’s sole shareholder of this Agreement and the transactions contemplated hereby. CBI and STXB shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Mergers on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Texas Department of Savings and Mortgage Lending (the “TDSML”), the Nevada Department of Business and Industry, Financial Institutions Division (the “NFID”) and the Federal Deposit Insurance Corporation (the “FDIC”).

Section 1.9    Tax Consequences. It is intended by the parties hereto that, for federal income tax purposes (and applicable state and local income tax purposes), each of (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger shall qualify as a reorganization under Section 368(a) of the Code (and any comparable provision of state or local law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state or local law) for federal income tax purposes (and applicable state and local income tax purposes).

Section 1.10    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, STXB may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no adverse federal income tax consequences to the shareholders of CBI as a result of such modification, (b) the consideration to be paid to holders of CBI Stock (as defined herein) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1    Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of CBI, STXB or the holders of any of the following securities:

(a)    Each share of common stock, no par value, of STXB (“STXB Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of common stock, par value $10.00 per share, of CBI (“CBI Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares (as such term is defined herein)) shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(i)    an amount of cash without interest equal to the quotient of (A) $19,164,000, subject to adjustment as provided in Section 2.2 (as adjusted, the “Aggregate Cash Consideration”), divided by (B) the aggregate of the number of shares of CBI Stock issued and outstanding immediately prior to the Effective Time (such amount, the “Per Share Cash Consideration”); and

(ii)    a number (such number, the “Exchange Ratio”), as adjusted in accordance with the terms of this Agreement, of validly issued, fully paid and nonassessable shares of STXB Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the aggregate of the number of shares of CBI Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest ten thousandth. “Aggregate Stock Consideration” means 2,100,000 shares of STXB Common Stock (as adjusted in accordance with Section 2.2(b) or Section 9.1(e), if applicable), subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of STXB Common Stock declared or effected after the date of this Agreement and prior to the Closing Date (as defined herein).

(c)    All shares of CBI Stock issued and outstanding immediately prior to the Effective Time that are owned directly by STXB, CBI, CBNV or CSB (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).

Section 2.2    Adjustments to Merger Consideration.

(a)    Minimum Equity Capital. If CBI’s Adjusted Equity Capital (as defined below) is less than $36,250,000 (the “Minimum Equity Capital”) as of the close of business on the Business Day preceding the Closing Date (such date the “Calculation Date”), then the Aggregate Cash Consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the Minimum Equity Capital and the Adjusted Equity Capital as of the Calculation Date.

(i) “Adjusted Equity Capital” means CBI’s total consolidated equity capital, as determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), after giving effect to any unrealized gains or losses in the Securities Portfolio (as defined herein), less all intangible assets and the Final Transaction Costs (as defined below) to the extent not paid or accrued by CBI as of the Calculation Date.

(ii)    “Final Transaction Costs” means all Transaction Costs (as defined below), all of which shall be set forth in the Final Closing Statement (as defined herein) delivered pursuant to Section 7.6 of this Agreement. To the extent any Transaction Costs are unknown or cannot be calculated prior to the delivery of the Final Closing Statement, the STXB and CBI shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining the Final Transaction Costs.

(iii)    “Transaction Costs” means the after-tax amount of all of the costs and expenses of KPL, CBI, CBNV or CSB incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date (except such costs and expenses will only be reduced by the tax effect on such costs and expenses to the extent that CBI or any of its Subsidiaries is able to claim a tax deduction for such costs and expenses), including without limitation: (A) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, including, but not limited to, the CBI Advisory Fees; (B) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (C) the premium or additional cost or expense incurred to obtain any additional liability insurance coverage pursuant to Section 5.6(a) or to purchase the Tail Policy (as defined herein) pursuant to Section 5.6(b); (D) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of Contracts to be Terminated (as defined herein) pursuant to Section 5.5; (E) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between CBI or CSB and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) in excess of the applicable amount accrued for any such payment in accordance with GAAP on CBI’s consolidated balance sheet in the ordinary course of business and consistent with past practices; (F) the amount of any retention or “stay-put” bonuses paid by CBI or CSB Bank to its employees at or prior to the Effective Time; (G) the amount of any costs to terminate and liquidate any CBI Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by STXB; (H) any amount required to be added to CSB’s allowance for loan and lease losses pursuant to Section 5.7 so that such allowance equals the Minimum Allowance Amount (as defined herein) as of the date of delivery of the Final Closing Statement; (I) the amount of any costs expected to be incurred by the Continuing Corporation on or after the Closing Date to fully complete all Unresolved Response Actions pursuant to Section 5.11(c); (J) the amount of any costs and expenses incurred in connection with the sale, transfer or disposition of the Subject Loans (as defined herein) pursuant to Section 5.18; (K) an amount equal to the aggregate book value of the Subject Loans as of the Calculation Date, only if the Subject Loans have been transferred to KPL or have not been sold, transferred or disposed of on or before to the Calculation Date; (L) the amount of any costs and expenses, including legal fees and expenses and settlement costs, accrued by CBI pursuant to Section 10.1(f); and (M) such other amounts as are agreed upon in writing by CBI and STXB. For illustrative purposes, Section 2.2(a)(iii) of the CBI Disclosure Schedules sets forth a projection of the Transaction Costs as of the date of this Agreement.

(b)    Aggregate Stock Consideration. If the Average Closing Price (as defined below) is less than the number obtained by multiplying the Average Initial Price (as defined below) by 0.80, then the number of shares of STXB Common Stock in the Aggregate Stock Consideration will be increased such that the value of the Aggregate Stock Consideration (valuing the Aggregate Stock Consideration based on the Average Closing Price) will be equal to the product of (A) the value of 2,100,000 shares of STXB Common Stock (valuing such shares based on the Average Initial Price) multiplied by (B) 0.80; provided, however, that the number of shares of STXB Common Stock in the Aggregate Stock Consideration shall not be increased by more than 82,000 shares. If the Average Closing Price is greater than the number obtained by multiplying the Average Initial Price by 1.20, then the number of shares of STXB Common Stock in the Aggregate Stock Consideration will be decreased such that the value of the Aggregate Stock Consideration (valuing the Aggregate Stock Consideration based on the Average Closing Price) will be equal to the product of (x) the value of 2,100,000 shares of STXB Common Stock (valuing such shares based on the Average Initial Price) multiplied by (y) 1.20; provided, however, that the number of shares of STXB Common Stock in the Aggregate Stock Consideration shall not be decreased by more than 51,000 shares.

(i)    “Average Initial Price” means the average of the closing price per share of STXB Common Stock on NASDAQ for the ten (10) consecutive trading days ending on and including the trading day immediately preceding the date of this Agreement.

(ii)    “Average Closing Price” means the average of the closing price per share of STXB Common Stock on NASDAQ for the ten (10) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

Section 2.3    Deposit of Merger Consideration. Promptly after the Effective Time, STXB shall deposit with or make available to the Exchange Agent (as defined herein) for exchange in accordance with Section 2.4: (a) the Aggregate Stock Consideration and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f)) (collectively, the “Exchange Fund”), and STXB shall instruct the Exchange Agent to timely deliver the Merger Consideration.

Section 2.4    Delivery of Merger Consideration.

(a)    Computershare Trust Company, N.A. shall act as Exchange Agent on behalf of STXB (the “Exchange Agent”). At least twenty (20) days prior to the Effective Time, the Exchange Agent shall mail to KPL, as the sole holder of record of certificates (other than with respect to Cancelled Shares) representing shares of CBI Stock (each, a “Certificate”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of STXB Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c).

(b)    If KPL surrenders to the Exchange Agent its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal at least five (5) Business Days prior to the Closing Date, then KPL will be entitled to receive the Merger Consideration and any cash in lieu of a fractional share of STXB Common Stock to be issued or paid in consideration therefor in respect of the shares of CBI Stock represented by such holder’s Certificate or Certificates on the Closing Date. Otherwise, within five (5) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of CBI Stock will be entitled to receive the Merger Consideration and any cash in lieu of a fractional share of STXB Common Stock to be issued or paid in consideration therefor in respect of the shares of CBI Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c)) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of STXB Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.4, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.4.

(c)    No dividends or other distributions with respect to STXB Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of STXB Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.4. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.4, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of STXB Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date).

(d)    In the event of a transfer of ownership of a Certificate representing CBI Stock prior to the Effective Time that is not registered in the stock transfer records of CBI, the Merger Consideration and any cash in lieu of a fractional share of STXB Common Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such CBI Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of STXB and the Exchange Agent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six (6) months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, STXB) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of

STXB Common Stock otherwise payable pursuant to this Agreement to any holder of CBI Stock such amounts as the Exchange Agent or STXB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or STXB, as the case may be, and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of CBI Stock in respect of whom such deduction and withholding was made by the Exchange Agent or STXB, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of CBI of the shares of CBI Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of CBI Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to STXB, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.4, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of STXB Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.4.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of STXB Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to STXB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of STXB.

(g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBI at the expiration of six (6) months after the Effective Time shall be paid to STXB. In such event, any former shareholders of CBI who have not theretofore complied with the exchange procedures in this Section 2.4 shall thereafter look only to STXB with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the STXB Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of STXB, CBI, the Continuing Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of CBI Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by STXB or the Exchange Agent, the posting by such person of a bond in such amount as STXB or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, STXB or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.5    Special Dividend. If the Adjusted Equity Capital set forth in the Final Closing Statement exceeds the Minimum Equity Capital, then immediately prior to the Effective Time, CBI may declare and pay to each holder of record of CBI Stock as of the record date determined by the board of directors of CBI a cash dividend for each outstanding share of CBI Stock equal to the quotient of (a) the amount that the Adjusted Equity Capital exceeds the Minimum Equity Capital, divided by (b) the total number of shares of CBI Stock outstanding as of the record date of such dividend (the “Special Dividend”).

Section 2.6    Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the shares of STXB Common Stock to be issued in connection with the Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 2.4(f)) based upon the closing price of the STXB Common Stock as reported on NASDAQ on the trading day immediately preceding the Closing Date (the “Total Share Consideration”) would be less than forty percent (40%) of the sum of the Total Cash Consideration (defined below) and the Total Share Consideration, then the Exchange Ratio will be increased with a corresponding decrease to the Per Share Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of the Total Share Consideration and the Total Cash Consideration without changing the value of the Merger Consideration under Section 2.4(b). For purposes of this Agreement, the term “Total Cash Consideration” shall mean the sum of (i) the aggregate cash consideration to be paid in exchange for CBI Stock and (ii) the aggregate cash consideration to be paid in lieu of fractional shares of STXB Common Stock pursuant to Section 2.4(f).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CBI AND KPL

CBI represents and warrants to STXB as set forth below. In addition, KPL represents and warrants to STXB only with respect to those specific provisions as set forth below in which KPL is referenced. On the date of this Agreement, CBI and KPL delivered to STXB schedules (the “CBI Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the CBI Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.

Section 3.1    Organization.

(a) KPL is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies.

CBI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. CBNV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. CSB is a Texas state bank duly formed, validly existing and in good standing under the laws of the State of Texas and a member of the Federal Reserve System. Other than CBNV, CSB and CSB Special Assets LLC, CBI has no other Subsidiaries (as defined herein).

(b)    KPL, CBI and each of CBI’s Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them. To the knowledge (as defined herein) of KPL and CBI, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c)    CSB is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Reserve Board and the Texas Department of Banking.

(d)    True and complete copies of the Organizational Documents of KPL, CBI and each of CBI’s Subsidiaries, each as amended to date, have been delivered to STXB.

(e)    Section 3.1(e) of the CBI Disclosure Schedules lists each of the Subsidiaries of CBI and any other Person in which CBI or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(e) of the CBI Disclosure Schedules, neither CBI nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of CBI.

(f)    The deposit accounts of CSB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by CSB.

Section 3.2    Capitalization.

(a) The authorized capital stock of CBI consists of 110,000 shares of common stock, par value $10.00 per share, 42,441 of which are issued and outstanding and held by KPL. In addition, 12,559 shares of CBI common stock are held in treasury as of the date of hereof. The authorized capital stock of CBNV consists of 1,000 shares of common stock, par value $1.00 per share (“CBNV Stock”), all of which are issued and outstanding and held by CBI. The authorized capital stock of CSB consists of 55,000 shares of common stock, par value $10.00 per share (“CSB Stock”), all of which are issued and outstanding and held by CBNV. All of the issued and outstanding shares of CBI Stock, CBNV Stock and CSB Stock and other securities of KPL’s Subsidiaries are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b)    KPL owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of CBI. Except as set forth in Section 3.2(b) of the CBI Disclosure Schedules, the outstanding capital stock and other securities of CBI are free and clear of any Security Interests and Encumbrances of any kind. There are no irrevocable proxies with respect to the outstanding capital stock and other securities of CBI and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any shares of capital stock or other securities of CBI to any Person.

(c)    CBI owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. Except as set forth in Section 3.2(c) of the CBI Disclosure Schedules, the outstanding capital stock and other securities of CBI’s Subsidiaries are, as applicable, free and clear of any Security Interests and Encumbrances. There are no irrevocable proxies with respect to shares of CBI’s Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(d)    There are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating CBI to issue any authorized and unissued CBI Stock.

(e)    CBI does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the CBI Shareholder Approval, to the knowledge of CBI, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting CBI Stock.

(f)    CBI has not paid any dividends on CBI Stock since March 19, 2019.

Section 3.3    Authority; Approvals.

(a)    Each of KPL and CBI has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by KPL and CBI and is a duly authorized, valid, legally binding agreement of KPL and CBI enforceable against KPL and CBI, respectively, in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of CBI and by the sole general partner of KPL. The board of directors of CBI has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of CBI and its sole shareholder, (ii) directed that this Agreement be submitted to CBI’s sole shareholder for approval and adoption and (iii) resolved to recommend to CBI’s sole shareholder that it approve this Agreement and the transactions contemplated by this Agreement. Except for the CBI Shareholder Approval, no further corporate proceedings on the part of KPL and CBI are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c)    Section 3.3(c) of the CBI Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by KPL, CBI or any of CBI’s Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger, the Second Merger and the Bank Merger (collectively, the “CBI Regulatory Approvals”). Other than federal and state securities laws and the CBI Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body (as defined herein) or with any other Person are necessary in connection with the execution and delivery by (i) KPL of this Agreement and the related documents to which it is a party or the consummation by KPL of the transactions contemplated hereby or thereby; (ii) CBI of this Agreement and the related documents to which it is a party or the consummation by CBI of the transactions contemplated hereby or thereby, (iii) CBNV of the Second Merger Agreement or the consummation by CBNV of the transactions contemplated thereby or (iv) CSB of the Bank Merger Agreement or the consummation by CSB of the transactions contemplated thereby.

Section 3.4    No Conflicts; Consents.

(a)    Neither the execution and delivery by KPL and CBI of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by KPL and CBI with any of the provisions hereof or thereof, will, assuming that the CBI Regulatory Approvals and the CBI Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrance upon any of the material properties or assets of KPL, CBI or any of CBI’s Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of KPL, CBI or any of CBI’s Subsidiaries or (2) except as set forth in Section 3.4(a) of the CBI Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which KPL, CBI or any of CBI’s Subsidiaries is a party or by which it may be bound, or to which KPL, CBI or any of CBI’s Subsidiaries or any of the properties or assets of KPL, CBI or any of CBI’s Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to KPL, CBI or any of CBI’s Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on KPL, CBI or any of CBI’s Subsidiaries.

(b)    Except for the CBI Regulatory Approvals, the CBI Shareholder Approval and as set forth in Section 3.4(b) of the CBI Disclosure Schedules (the items so set forth therein collectively, the “Required Consents”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Person is required to be obtained or made by KPL, CBI or any of CBI’s Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5    Proceedings. Except as set forth in Section 3.5 of the CBI Disclosure Schedules, there are no Proceedings (as defined herein) pending or, to the knowledge of CBI and KPL, threatened against KPL, CBI or any of CBI’s Subsidiaries, and neither KPL nor CBI has any knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect (as defined herein) with respect to KPL or CBI or which could question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. None of KPL, CBI nor any of CBI’s Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6    Financial Statements.

(a) CBI has furnished and made available to STXB true, correct and complete copies of CBI’s audited consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2018, 2017 and 2016, accompanied by the report thereon of CBI’s independent auditors, and true, correct and complete copies of CBI’s unaudited consolidated balance sheet as of March 31, 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the fiscal quarter ended March 31, 2019 (the “CBI Annual and Quarterly Financial Statements”). CBI has also furnished or made available to STXB a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by CSB as of and for each fiscal quarter during the three years ended December 31, 2018 and for the fiscal quarter ended March 31, 2019. The CBI Annual and Quarterly Financial Statements and the Call Reports are collectively referred to in this Agreement as the “CBI Financial Statements.”

(b)    The CBI Annual and Quarterly Financial Statements have been prepared from the books and records of CBI and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of CBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of CSB and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.

(c)    As of the dates of CBI Financial Statements and as of the date of this Agreement, neither CBI nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such CBI Financial Statements.

Section 3.7    Compliance with Laws and Regulatory Filings.

(a)    KPL (except as would not have, or be reasonably likely to have, a material effect on CBI or any of its Subsidiaries or CBI Stock), CBI and each of CBI’s Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to KPL, CBI or any of CBI’s Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Except as set forth on Section 3.7(a) of the CBI Disclosure Schedules, none of KPL (except as would not have, or be reasonably likely to have, a material effect on CBI or any of its Subsidiaries or CBI Stock), CBI nor any of CBI’s Subsidiaries has had nor suspected any material incidents of fraud or defalcation involving CBI, CBNV, CSB or any of their respective officers, directors or Affiliates during the last two (2) years. Each of KPL (except as would not have, or be reasonably likely to have, a material effect on CBI or any of its Subsidiaries or CBI Stock), CBI, CBNV and CSB has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). CSB is designated as a small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    Each of KPL, CBI and CBI’s Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the NFID, the TDB or any other Governmental Body having supervisory jurisdiction over KPL, CBI and CBI’s Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to the knowledge of CBI and KPL, investigation into the business or operations of KPL, CBI or CBI’s Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of KPL, CBI, CBNV or CSB. Each of KPL, CBI and CBNV is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). CSB is an “eligible bank” (as that term is defined in 12 C.F.R. § 208.2(e)).

(c)    None of KPL (except as would not have, or be reasonably likely to have, a material effect on CBI or any of its Subsidiaries or CBI Stock), CBI or CBI’s Subsidiaries, or to the knowledge of KPL and CBI, any director, officer, employee, agent or other person acting on behalf of KPL or CBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of KPL, CBI or any of CBI’s Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CBI or any of CBI’s Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of KPL, CBI or any of CBI’s Subsidiaries, (v) made any fraudulent entry on the books or records of KPL, CBI or any of CBI’s Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for KPL, CBI or any of CBI’s Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for KPL, CBI or any of CBI’s Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.8    Absence of Certain Changes. Since December 31, 2018, (a) CBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) except as set forth in Section 3.8 of the CBI Disclosure Schedules, neither CBI nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b) and (c) no Material Adverse Effect on CBI, CBNV or CSB has occurred.

Section 3.9    Investments. CBI has furnished to STXB a true, correct and complete list, as of March 31, 2019, of all securities, including municipal bonds, owned by CSB (the “Securities Portfolio”). Except as set forth in Section 3.9 of the CBI Disclosure Schedules, all such securities are owned by CSB (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all Security Interests and Encumbrances. Section 3.9 of the CBI Disclosure Schedules also discloses any Person in which the ownership interest of CBI, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To CBI’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.10    Loan Portfolio and Reserve for Loan Losses.

(a)    All evidences of indebtedness to which CBI or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related Security Interest have been duly taken. Neither CBI nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records or that provides for repayment of any Loan in a manner different than as set forth in the note evidencing or credit agreement or Security Interest relating to such Loan. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and CBI has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b)    The credit files of CBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to CBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of CBI or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

(c)    The allowance for loan losses shown on CBI Financial Statements as of March 31, 2019, was, and the allowance for loan losses to be shown on any financial statements of CBI or CSB or Consolidated Reports of Condition and Income of CSB as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of CBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.11    Certain Loans and Related Matters.

(a)    Except as set forth in Section 3.11(a) of the CBI Disclosure Schedules, as of March 31, 2019, neither CBI nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement (other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of CBI or any of its Subsidiaries, or any ten percent (10%) or more shareholder of CBI, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to CBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over CBI or any of its Subsidiaries.

(b)    Section 3.11(b) of the CBI Disclosure Schedules contains the “watch list of loans” of CSB (“Watch List”) as of March 31, 2019. To the knowledge of CBI, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on CBI’s or CSB’s ordinary course of business and safe and sound banking principles.

Section 3.12    Books and Records. The minute books, stock certificate books and stock transfer ledgers of CBI and each of its Subsidiaries (a) are complete and correct in all material respects, (b) the transactions entered therein represent bona fide transactions, and (c) do not fail to reflect transactions involving the business of CBI or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.13    Fiduciary Responsibilities. Since December 31, 2014, CBI and each of its Subsidiaries have administered all accounts for which CBI or any of its Subsidiaries acts as a fiduciary, including accounts for which CBI or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in compliance with the terms of the governing documents and applicable law in all material respects. None of CBI or any of its Subsidiaries, or any director, officer or employee of CBI or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account. Except for the actions of CSB taken in a fiduciary capacity, either acting for itself or as Citizens Financial Services, none of KPL, CBI, CBNV or their respective Affiliates acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor).

Section 3.14    Real Property Owned or Leased.

(a)    Section 3.14(a) of the CBI Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by CBI or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “CBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, CBI Real Property, title insurance policies for CBI Real Property that is owned by CBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to STXB.

(b)    No lease or deed with respect to any CBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such CBI Real Property pertaining to its current primary purpose.

(c)    None of the buildings and structures located on any CBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any CBI Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant CBI Real Property. No condemnation proceeding is pending or, to CBI’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any CBI Real Property in the manner in which it is currently being used.

(d)    CBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all CBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other Encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in CBI Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e)    All buildings and other facilities used in the business of CBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.15    Personal Property. Each of CBI and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “CBI Personal Property”), free and clear of all liens, charges, imperfections of title or other Encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in CBI Financial Statements and (b) such other liens, charges imperfections of title and Encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant CBI Personal Property. Subject to ordinary wear and tear, CBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.16    Environmental Laws. CBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither CBI nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other Encumbrance under any Environmental Laws. No CBI Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by CBI or its Subsidiaries or owned, operated or leased by CBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of CBI, has been the site of any release of any Hazardous Materials. To CBI’s knowledge, (a) no asbestos was used in the construction of any CBI Real Property (or any improvements thereon), (b) no real property currently or previously owned by CBI or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by CBI or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by CBI or any of its Subsidiaries. CBI has made available to STXB all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to CBI Real Property, any real property formerly owned or operated by CBI or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of CBI or any of its Subsidiaries.

Section 3.17    Taxes.

(a)     CBI and its Subsidiaries have filed all income and other material Tax Returns (as defined herein) that each was required to file with the appropriate Governmental Bodies (taking into account applicable extension periods), including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either CBI or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by CBI or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either CBI or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither CBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised by an authority in a jurisdiction where CBI or any of its Subsidiaries does not file Tax Returns that CBI or any of its Subsidiaries is or may be subject to Tax by that jurisdiction or required to file Tax Returns in that jurisdiction. There are no Security Interests on any of the assets of CBI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of CBI or any of its Subsidiaries to pay any Tax.

(b)    CBI and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and have complied with all information reporting requirements with respect thereto.

(c)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of CBI or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which CBI or any of its Subsidiaries has knowledge based upon contact with any agent of such authority. Section 3.17(c) of the CBI Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to CBI or any of its Subsidiaries for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. CBI has provided or otherwise made available to STXB true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by CBI and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(d)    Neither CBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither CBI nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)    Neither CBI nor any of its Subsidiaries has participated in or been a promotor of a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulations § 1.6011-4.

(g)    Neither CBI nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax indemnification, Tax sharing or similar agreement or arrangement (other than any credit or other commercial agreement that provides for Tax indemnity obligations no primary purpose of which relates to Taxes), (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which CBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than CBI and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)    Neither CBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)    None of CBI, any of its Subsidiaries, STXB or any Affiliate of STXB will be required to include any item of income in, and none of CBI, any of its Subsidiaries, STXB or any Affiliate of STXB will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j)    Neither CBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(k)    The unpaid Taxes of CBI and its Subsidiaries (i) did not, as of December 31, 2018, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in CBI Financial Statements and (ii) will not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CBI and its Subsidiaries in filing its Tax Returns.

(l)    Neither CBI nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent any of (i) the Merger, (ii) the Second Merger or (iii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local law). CBI has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent any of (x) the Merger, (y) the Second Merger or (z) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local law).

(m)    Section 3.17(m) of the CBI Disclosure Schedules (i) sets forth all net operating loss carryforwards, net capital loss carryforward, tax credit carryforwards, alternative minimum tax carryforwards or excess charitable contribution carryforwards allocable to CBI or its Subsidiaries and describes any current limitations on CBI or its Subsidiaries use of these Tax attributes prior to the Merger, and (ii) the net operating losses of CBI and its Subsidiaries that arose in a taxable year beginning on or before December 31, 2018.

(n)    Neither CBI nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).

Section 3.18    Contracts and Commitments.

(a) Except as set forth in Section 3.18(a) of the CBI Disclosure Schedules (the “CBI Contracts”), neither CBI nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)    employment, services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;

(ii)    collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);

(iii)    bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iv)    any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(v)    contract or commitment for capital expenditures in excess of $50,000 in the aggregate;

(vi)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement and not terminable upon notice of sixty (60) days or less;

(vii)    contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(viii)    contract, agreement or letter with respect to the management or operations of CBI or CSB imposed by any Governmental Body having supervisory jurisdiction over CBI or CSB;

(ix)    note, debenture, agreement, contract or indenture related to the borrowing by CBI or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(x)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xi)    agreement with or extension of credit to any executive officer or director of CBI or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding CBI Stock, or any affiliate of such person;

(xii)    agreement with any executive officer or director of CBI or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding CBI Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xiii)    lease of real property;

(xiv)    any agreement containing covenants that limit the ability of CBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, CBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xv)    any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xvi)    any agreement pursuant to which CBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvii)    any agreement between CSB, on the one hand, and a Person listed on Section 3.1(e) of the CBI Disclosure Schedules, on the other hand (the “Affiliate Agreements”); or

(xviii)     contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b)    Each CBI Contract is legal, valid and binding on CBI or its Subsidiaries, as the case may be, and to the knowledge of CBI, the other parties thereto, enforceable by CBI or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of CBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each CBI Contract and there are no existing material defaults by CBI or its Subsidiary, as the case may be, or, to the knowledge of CBI, the other party thereunder and, to the knowledge of CBI, there are no allegations or assertions of such by any party under such CBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each CBI Contract has been delivered or made available to STXB.

Section 3.19    Fidelity Bonds and Insurance.

(a)    A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either CBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 3.19(a) of the CBI Disclosure Schedules.

(b)    All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by CBI or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which CBI or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by CBI and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of CBI, no insurer under any such policy or bond has canceled or indicated to CBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither CBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither CBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.

Section 3.20    Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of KPL and CBI, threatened, against KPL, CBI or any of CBI’s Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over CBI or any of CBI’s Subsidiaries. None of KPL, CBI nor any of CBI’s Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. None of KPL, CBI nor any of CBI’s Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals (as defined herein), the Merger, the Second Merger, the Bank Merger or the other transactions contemplated by this Agreement, nor does KPL, CBI or any of CBI’s Subsidiaries have any reason to believe that it will not be able to obtain all CBI Regulatory Approvals.

Section 3.21    Employee Matters.

(a)     Section 3.21(a) of the CBI Disclosure Schedules contains a list of all current employees of CBI or any of its Subsidiaries-including, without limitation, those individuals for whom CBI or any of its Subsidiaries is a joint employer-as of the date of this Agreement, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) pay-rolling entity. As of the date of this Agreement, all compensation payable to all employees of CBI and its Subsidiaries for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full on CBI’s interim financial statements) and there are no outstanding agreements, understandings or commitments of CBI or its Subsidiaries with respect to any compensation.

(b)    Section 3.21(b) of the CBI Disclosure Schedules contains a list of all Persons who, as of the date of this Agreement, are parties to an independent contract or consulting agreement directly with CBI or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the date of this Agreement, all compensation payable to all independent contractors and consultants of CBI and its Subsidiaries for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full on CBI’s interim financial statements) and there are no outstanding agreements, understandings or commitments of CBI or its Subsidiaries with respect to any compensation.

(c)    Neither CBI nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing or purporting to represent any employee of CBI or its Subsidiaries. Neither CBI nor any of its Subsidiaries has a duty to bargain with any Union. As of the date of this Agreement, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to CBI’s knowledge, no such complaint has been threatened. Neither CBI nor any of its Subsidiaries has received any written notice concerning, and, to CBI’s knowledge, there is not and has never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees.

(d)    CBI and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of CBI, no person has asserted to CBI or any of its Subsidiaries that CBI or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to CBI’s knowledge, threatened against CBI or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and CBI has no knowledge of any basis on which any such Proceedings could be brought.

(e)    Neither CBI nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).

Section 3.22    Compensation and Benefit Plans.

(a)     Section 3.22(a) of the CBI Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of CBI or any of its ERISA Affiliates (as defined herein), or (ii) that are sponsored or maintained by CBI or any of its ERISA Affiliates, or (iii) to which CBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of CBI or any of its ERISA Affiliates, or (iv) with respect to which CBI or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “CBI Employee Plan”). Section 3.22(a) of the CBI Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any CBI Employee Plan in accordance with GAAP on CBI’s consolidated balance sheet. Neither CBI nor any of its Subsidiaries is party to or bound by any stock purchase, stock option, equity or phantom equity compensation plan, policy, arrangement, program, practice or agreement. Neither CBI nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of CBI or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of CBI, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any CBI Employee Plan. All of CBI Employee Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to CBI Employee Plans which is likely to result in the imposition of any penalties or Taxes upon CBI or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any CBI Employee Plan have been made by the due date thereof.

(b)    Neither CBI nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment welfare benefits under any CBI Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each CBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such CBI Employee Plan. CBI has provided or made available copies of (i) each CBI Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each CBI Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any CBI Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each CBI Employee Plan, (v) the most recent determination or opinion letter issued by the IRS with respect to each CBI Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each CBI Employee Plan, and (vii) the most recent audited financial statements for each CBI Employee Plan for which audited statements are required by ERISA.

(c)    Neither CBI nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither CBI nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither CBI nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither CBI nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither CBI nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of CBI or any of its Subsidiaries now or following the Closing.

(e)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of CBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of CBI or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause CBI to transfer or set aside any assets to fund any benefits under any CBI Employee Plan, or (iv) limit or restrict the right to amend, terminate or transfer the assets of any CBI Employee Plan on or following the Effective Time. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of CBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by CBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(f)    Other than as set forth on Section 3.22(f) of the CBI Disclosure Schedules, there is no Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to CBI or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law) in connection with the transactions contemplated by this Agreement.

(g)    Neither CBI nor any of its Subsidiaries is a party to or bound by any plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation may be granted to any employee, director or other service provider of CBI or any of its ERISA Affiliates.

Section 3.23    Deferred Compensation and Salary Continuation Arrangements. Section 3.23 of the CBI Disclosure Schedules contains a list of all nonqualified deferred compensation and salary continuation arrangements of CBI or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accruals due each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on CBI’s consolidated balance sheet. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24     Internal Controls. CBI and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of CBI and to maintain accountability for CBI’s consolidated assets; (c) access to CBI’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of CBI’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither CBI’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CBI, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.

Section 3.25     Derivative Contracts. Neither CBI nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in CBI Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26    Deposits. Except as listed in Section 3.26 of the CBI Disclosure Schedules, no deposit of CSB is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27     Intellectual Property Rights.

(a)    Section 3.27(a) of the CBI Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by CBI or any of its Subsidiaries or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). CBI and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither CBI nor any of its Subsidiaries is, to CBI’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has CBI or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b)    Neither CBI nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of CBI or any of its Subsidiaries or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28    SEC Status; Securities Issuances. CBI is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by CBI and each of its Subsidiaries have been registered under the Securities Act, applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.29     Investment by KPL in STXB Common Stock.

(a)    Investment Intent. KPL understands that the shares of STXB Common Stock to be issued pursuant to this Agreement are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and KPL is acquiring such shares as principal for its own account and not with a view to, or for distributing or reselling such shares or any part thereof in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations in this Section 3.29(a), KPL does not agree to hold any of the shares of STXB Common Stock issued pursuant to this Agreement for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such shares pursuant to an effective registration statement under the Securities Act, in accordance with the Registration Rights Agreement, the form of which is attached to this Agreement as Exhibit C, or under an exemption from such registration and in compliance with applicable federal and state securities laws. Other than the Registration Rights Agreement, KPL does not presently have any agreement, plan, or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the shares of STXB Common Stock to be issued pursuant to this Agreement (or any securities which are derivatives thereof) to or through any Person.

(b)    Purchaser Status. KPL, as of the date of this Agreement, is, and as of the Closing Date, will be, an “accredited investor” as defined in Rule 501(a) of the Securities Act.

(c)    General Solicitation. KPL is not investing in the shares of STXB Common Stock to be issued pursuant to this Agreement as a result of any advertisement, article, notice or other communication regarding such shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the SEC).

(d)    Experience of KPL. KPL, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the shares of STXB Common Stock to be issued pursuant to this Agreement and has so evaluated the merits and risks of such investment. KPL is capable of protecting its own interests in connection with this investment and has experience as an investor in securities of companies like STXB. KPL is able to hold the shares of STXB Common Stock to be issued pursuant to this Agreement indefinitely if required, is able to bear the economic risk of an investment in such shares, and, at the present time, is able to afford a complete loss of such investment. Further, KPL understands that no representation is being made as to the future trading value or trading volume of the shares of STXB Common Stock to be issued pursuant to this Agreement.

(e)    Access to Information. KPL is sufficiently aware of and understands STXB’s business affairs and financial condition to reach an informed and knowledgeable decision to invest in the shares of STXB Common Stock to be issued pursuant to this Agreement. KPL acknowledges that it has had the opportunity to review the information, documents and materials contained in the electronic data room prepared and maintained by Hillworth, LLC for purposes of the transactions contemplated by this Agreement that have been made available for review (on a continuous basis and without subsequent modification) by STXB to KPL or its representatives and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of STXB concerning the transactions contemplated by this Agreement and the merits and risks of investing in the shares of STXB Common Stock to be issued pursuant to this Agreement and any such questions have been answered to KPL’s reasonable satisfaction; (ii) access to information about STXB and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that STXB possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. KPL has received all information it deems appropriate for assessing the risk of STXB’s financial condition and an investment in the shares of STXB Common Stock to be issued pursuant to this Agreement. KPL has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the shares of STXB Common Stock to be issued pursuant to this Agreement. KPL acknowledges that STXB has not made any representation, express or implied, with respect to the accuracy, completeness, or adequacy of any available information except that STXB has made the express representations and warranties contained in Article IV of this Agreement.

(f)    Independent Investment Decision. KPL has independently evaluated the merits of its decision to invest in the STXB Common Stock to be issued pursuant to this Agreement, and KPL confirms that it has not relied on the advice of STXB (or any of its or its Subsidiaries’ representatives, agents, legal counsel, financial or other advisors or Affiliates) in making such decision. KPL understands that nothing in this Agreement or any other materials presented by or on behalf of STXB to KPL in connection with the investment in the shares of STXB Common Stock to be issued pursuant to this Agreement constitutes legal, regulatory, tax or investment advice. KPL has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its investment in the STXB Common Stock to be issued pursuant to this Agreement.

Section 3.30    Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to CBI.

Section 3.31     Brokers, Finders and Financial Advisors. Section 3.311 of the CBI Disclosure Schedules sets forth fees or commissions payable by CBI to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “CBI Advisory Fees”). Other than the CBI Advisory Fees, none of CBI, any of its Subsidiaries or any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF STXB

STXB represents and warrants to CBI as set forth below. On the date of this Agreement, STXB delivered to CBI schedules (the “STXB Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the STXB Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The representations and warranties set forth below are further qualified by STXB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, STXB’s Definitive Proxy Statement for the 2019 Annual Meeting of Shareholders, STXB’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and any of STXB’s Current Reports on Form 8-K (or any amendments thereto) filed prior to the date hereof with respect to events occurring since December 31, 2018 (collectively, “STXB SEC Reports”) (it being understood that (i) nothing disclosed in the STXB SEC Reports shall be deemed disclosed for purposes of any subsection of this Article IV unless it is reasonably apparent that the matters so disclosed in such STXB SEC Report are applicable to such subsection and (ii) disclosure in the “Risk Factors” Section in a STXB SEC Report shall be ignored for purposes of this Agreement.

Section 4.1    Organization.

(a)     STXB is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. SOTB is a Texas state savings bank duly organized, validly existing and in good standing under the laws of the State of Texas.

(b)    STXB and SOTB have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on STXB. STXB engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act, and the rules and regulations promulgated thereunder.

(c)    SOTB (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Reserve Board and the TDSML, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2    Capitalization.

(a)     The authorized capital stock of STXB consists of 50,000,000 shares of STXB Common Stock, no par value, 12,195,891 shares of which are outstanding as of March 31, 2019, and 5,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding as of the date of this Agreement. STXB owns all of the issued and outstanding shares of common stock, par value $4.00 per share, of SOTB (“SOTB Stock”). All of the issued and outstanding shares of STXB Common Stock and SOTB Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(b)    At the Effective Time, the shares of STXB Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3    Authority; Approvals.

(a)     STXB has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by STXB and is a duly authorized, valid, legally binding agreement of STXB enforceable against STXB in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of STXB. No further corporate proceedings on the part of STXB are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c)    Section 4.3(c) of the STXB Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by STXB or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger, the Second Merger and the Bank Merger (collectively, the “STXB Regulatory Approvals” and together with the CBI Regulatory Approvals, the “Regulatory Approvals”). Other than the federal and state securities filings, and the STXB Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) STXB of this Agreement or the Second Merger Agreement, or (ii) SOTB of the Bank Merger Agreement.

Section 4.4    No Conflicts; Consents. Neither the execution and delivery by STXB of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by STXB with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrance upon any of the material properties or assets of STXB or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of STXB or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which STXB or any of its Subsidiaries is a party or by which it may be bound, or to which STXB or any of its Subsidiaries or any of the properties or assets of STXB or any of its Subsidiaries may be subject, or (b) assuming that the STXB Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to STXB or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on STXB.

Section 4.5    Proceedings. There are no Proceedings pending or, to STXB’s knowledge, threatened against STXB or any of its Subsidiaries, and STXB has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on STXB or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither STXB nor SOTB is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6    Financial Statements.

(a)    STXB has furnished or made available to CBI true and complete copies of its Annual Report on Form 10-K filed with the SEC on March 15, 2019, as amended, which contains STXB’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2018, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2018 and its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the fiscal quarter ended March 31, 2019 (the “STXB Financial Statements”).

(b)    The STXB Financial Statements have been prepared from the books and records of STXB and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of STXB at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.

(c)    As of the dates of the STXB Financial Statements, neither STXB nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such STXB Financial Statements.

(d)    STXB and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of STXB and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of STXB, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of STXB’s and its Subsidiaries’ assets that could have a material effect on STXB’s financial statements.

(e)    STXB’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by STXB in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to STXB’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of STXB required under the Exchange Act with respect to such reports. STXB has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to STXB’s auditors and the audit committee of the board of directors of STXB (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect STXB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in STXB’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.7    Compliance with Laws and Regulatory Filings.

(a)     STXB and SOTB have materially complied with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to STXB or SOTB, including all Banking Laws and Environmental Laws. STXB and SOTB have neither had nor suspected any material incidents of fraud or defalcation involving STXB, SOTB or any of their respective officers, directors or Affiliates during the last two (2) years. Each of STXB and SOTB has timely and properly filed and materially maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to SOTB that are designed to properly monitor transaction activity (including wire transfers). SOTB is designated as an intermediate small institution for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    STXB and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the TDSML, the FDIC or any other Governmental Body having supervisory jurisdiction over STXB and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are materially true and correct. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to STXB’s knowledge, investigation into the business or operations of STXB or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of STXB or SOTB. STXB is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). SOTB is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

(c)    There are no Proceedings pending or, to the knowledge of STXB, threatened, against STXB or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over STXB or any of its Subsidiaries. Neither STXB nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. STXB has no knowledge of any fact or circumstance relating to STXB or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Second Merger and the Bank Merger, nor does STXB have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in a timely manner in order to consummate the Merger, the Second Merger and the Bank Merger.

Section 4.8    SEC Reports.

(a)    STXB has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since May 3, 2018. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) materially complied as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and materially complied with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    STXB is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any noncompliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on STXB.

Section 4.9    Absence of Certain Changes. Except as set forth in Section 4.9 of the STXB Disclosure Schedules, since December 31, 2018, (a) STXB and SOTB have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on STXB or SOTB has occurred.

Section 4.10     Taxes.

(a)    STXB and its Subsidiaries have filed all income and other material Tax Returns that each was required to file with the appropriate Governmental Bodies (taking into account applicable extension periods), including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either STXB or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by STXB or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either STXB or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither STXB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised by an authority in a jurisdiction where STXB or any of its Subsidiaries does not file Tax Returns that STXB or any of its Subsidiaries is or may be subject to Tax by that jurisdiction or required to file Tax Returns in that jurisdiction. There are no Security Interests on any of the assets of STXB or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of STXB or any of its Subsidiaries to pay any Tax.

(b)    STXB and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and have complied with all information reporting requirements with respect thereto.

(c)    Neither STXB nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of STXB or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which STXB or any of its Subsidiaries has knowledge based upon contact with any agent of such authority.

(d)    Neither STXB nor any of its Subsidiaries has participated in or been a promotor of a reportable or listed transaction as defined under Section 6011 and 6111 of the Code and Treasury Regulations § 1.6011-4.

(e)    Neither STXB nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax indemnification, Tax sharing or similar agreement or arrangement (other than any credit or other commercial agreement that provides for Tax indemnity obligations no primary purpose of which relates to Taxes), (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which STXB is the common parent) or (iii) has any Liability for the Taxes of any Person (other than STXB and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Neither STXB nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)    Neither STXB nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent any of (i) the Merger, (ii) the Second Merger or (iii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local law). STXB has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent any of (x) the Merger, (y) the Second Merger or (z) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local law).

(h)    Neither STXB nor any of its Subsidiaries has received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

Section 4.11    No Financing. STXB has, or will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration.

Section 4.12    Brokers, Finders and Financial Advisors. Other than fees payable by STXB to Stephens Inc., neither STXB, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.13    Fairness Opinion. Prior to the execution of this Agreement, STXB has received a written opinion from Stephens Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by STXB to the sole shareholder of CBI pursuant to this Agreement is fair, from a financial point of view, to STXB. Such opinion has not been amended or rescinded.

Section 4.14     Compensation and Benefit Plans. Section 4.14 of the STXB Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (a) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of STXB or any of its ERISA Affiliates (as defined herein) or (b) that are sponsored or maintained by STXB or any of its ERISA Affiliates, or (c) to which STXB or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of STXB or any of its ERISA Affiliates, or (d) with respect to which STXB or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or employee stock ownership, severance, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “STXB Employee Plan”). All of the STXB Employee Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws.

Section 4.15    STXB Shareholder Approval. STXB is not required to obtain approval of the holders of STXB Common Stock in connection with the issuance of STXB Common Stock as part of the Merger Consideration pursuant to this Agreement.

ARTICLE V.

COVENANTS OF CBI AND KPL

CBI and KPL covenant and agree with STXB as follows:

Section 5.1    Approval of Sole Shareholder of CBI; Efforts.

(a)     CBI shall, and shall cause its board of directors to, (i) use Commercially Reasonable Efforts to obtain the necessary approval by CBI’s sole shareholder of this Agreement and the transactions contemplated hereby, and (ii) recommend that CBI’s sole shareholder approve this Agreement and the transactions contemplated hereby (the “CBI Board Recommendation”).

(b)    The board of directors of CBI shall not withdraw, amend or modify the CBI Board Recommendation in a manner adverse to STXB (a “Change in Recommendation”).

(c)    CBI and KPL shall, and shall cause each of their Subsidiaries to, take all reasonable actions to aid and assist in the consummation of the Mergers and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as they and STXB reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2    Activities of CBI Pending Closing.

(a)     From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, and unless STXB has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2(a) of the CBI Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, CBI shall, and shall cause each of its Subsidiaries to:

(i)    conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)    use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii)    promptly give written notice to STXB of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over CBI or any of its Subsidiaries, (C) the commencement or threat of any Proceeding against CBI or any of its Subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of CBI contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on CBI or CSB; and

(iv)    except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of CBI or STXB to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)    From the date of this Agreement to and including the Effective Time, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the CBI Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, CBI shall not, and shall not permit any of its Subsidiaries to, without the written consent of STXB (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    adjust, split, combine or reclassify any of CBI Stock;

(ii)    make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) (1) would be a material violation of its policies and procedures in effect as of the date of this Agreement, or (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles, or (B) would exceed $250,000, individually or in the aggregate; provided, that no prior consent of Spirit will be required with respect to clause (B) so long as two (2) Business Days’ prior written notice is provided to STXB;

(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv)    grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation;

(v)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi)    enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.18(a) of the CBI Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii)    hire any employee or independent contractor with an annual salary in excess of $50,000; provided, that CBI or CSB may hire such an employee or independent contractor without the prior consent of STXB if CBI or CSB determines, in its reasonable discretion, that such a hiring is necessary to avoid imminent and material harm to the business or assets of CBI or CSB, and CBI provides notice of such hiring to STXB within one (1) Business Day of such hiring;

(viii)    grant any severance or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of CBI or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;

(ix)    (A) increase in any manner the compensation or fringe benefits of any of its employees, directors, consultants or other service providers other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any employee welfare, retirement or similar plan or arrangement;

(x)    amend any CBI Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xi)    (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of CBI Stock, other than (1) the payment of dividends from CSB to CBI, (2) dividends paid by CBI to KPL consistent with past practices, and (3) the Special Dividend, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of CBI Stock;

(xii)    make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xiii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xiv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by STXB of a recent Phase I environmental review thereof;

(xv)    increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xvi)    except with two (2) Business Days’ prior written notice to STXB, charge off any loan or other extension of credit greater than $50,000; provided, that if such charge-off is made at the request of a Governmental Body, then no prior notice to or consent of STXB will be required, but written notice of the amount of such charge-off made at the request of a Governmental Body shall be provided to STXB within two (2) Business Days of such charge-off being made;

(xvii)    (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xviii)     materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xix)    amend or change any provision of the Organizational Documents of CBI or any of its Subsidiaries;

(xx)    make any capital expenditure which would exceed an aggregate of $50,000; provided, that CBI may make such a capital expenditure without the prior consent of STXB if it determines, in its reasonable discretion, that such an expenditure is necessary to avoid imminent and material harm to the business or assets of CBI or CSB and it provides notice of such expenditure to STXB within one (1) Business Day of making such expenditure;

(xxi)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xxii)    prepay any indebtedness or other similar arrangements so as to cause CBI to incur any prepayment penalty thereunder;

(xxiii)    settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any material restriction on the operations of CBI or any of its Subsidiaries;

(xxiv)     make any changes to its Securities Portfolio or the manner in which the portfolio is classified or reported, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xxv)    make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;

(xxvi)    take, or knowingly fail to take, any action that would reasonably be expected to prevent any of (A) the Merger, (B) the Second Merger or (C) the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code; or

(xxvii)    agree to do any of the foregoing.

Section 5.3    Access to Properties and Records.

(a)     To the extent permitted by applicable law, CBI shall and shall cause each of its Subsidiaries, upon reasonable notice from STXB to CBI to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of STXB full access to the properties, books and records of CBI and its Subsidiaries during normal business hours in order that STXB may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of CBI and its Subsidiaries and to conduct the environmental investigations provided in Section 5.11, and (ii) furnish STXB with such additional financial and operating data and other information as to the business and properties of CBI as STXB shall, from time to time, reasonably request.

(b)    As soon as practicable after they become available, CBI shall deliver or make available to STXB all unaudited monthly and quarterly financial information prepared for the internal use of management of CBI and all Consolidated Reports of Condition and Income filed by CSB with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, STXB shall return to CBI all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.

Section 5.4    Information for Regulatory Applications and SEC Filings.

(a)     To the extent permitted by law and during the pendency of this Agreement, CBI and KPL shall furnish STXB with all information concerning CBI, KPL or any of their respective Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by STXB with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. CBI and KPL shall fully cooperate with STXB in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. CBI and KPL shall, upon reasonable request by STXB, furnish to STXB all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders or general and limited partners and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of STXB, CBI, KPL or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Merger, the Second Merger or the Bank Merger and the other transactions contemplated by this Agreement.

(b)    None of the information relating to CBI, KPL and their respective Subsidiaries that is provided by CBI or KPL for inclusion in any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time such filings are made and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5    Termination of Contracts. CBI shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by STXB, each contract listed on Section 5.5 of the CBI Disclosure Schedules will, if the Merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between CSB and SOTB; provided, however, that until the thirtieth (30th) calendar day prior to Closing, STXB shall have the right to add to Section 5.5 of the CBI Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of CBI or CSB not then listed on Section 5.5 of the CBI Disclosure Schedules to the extent any such contract had not been made available to STXB prior to the date of this Agreement (the “Contracts to be Terminated”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by CBI or CSB in connection with the termination of any Contract to be Terminated shall be accrued or paid by CBI on or prior to the date of delivery of the Final Closing Statement in accordance with this Section 5.5 and shall be reflected in the calculation of Transaction Costs as contemplated by Section 2.2(a)(iii). For the avoidance of doubt, STXB shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.5. Such notice and actions by CBI shall be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by CBI as

used in this Section 5.5 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.5 upon the termination of such contracts.

Section 5.6    Liability Insurance.

(a)     Insurance Coverage for Citizens Financial Services. CBI shall obtain, prior to the Calculation Date, written confirmation from its insurance carrier that the directors and officers liability insurance and bankers professional liability insurance (or comparable coverage) currently held by CBI or its Subsidiaries provide them coverage for the actions taken, or failed to be taken, by any individuals who provide services through or in connection with Citizens Financial Services, including but not limited to directors, officers or employees of Ameriprise Financial Services, Inc. or any of its Subsidiaries or Affiliates. Alternatively, CBI shall, or shall cause its Subsidiaries to obtain, prior to the Calculation Date, either (i) a rider to such liability insurance policies held by CBI or its Subsidiaries so that such policies provide such insurance coverage, (ii) from another insurance carrier, a policy providing such insurance coverage (including prior acts coverage) for the actions taken, or failed to be taken, by any individuals who provide services through or in connection with Citizens Financial Services, including but not limited to directors, officers or employees of Ameriprise Financial Services, Inc. or any of its Subsidiaries or Affiliates, or (iii) written confirmation from Ameriprise Financial Services, Inc., as successor-in-interest, that it has assumed the Non-Deposit Investment Products Marketing Agreement between CSB and Investment Professionals, Inc., dated as of April 23, 2012, as amended, and that such contract remains in full force and effect.

(b)    Tail Policy. CBI shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage (the “Tail Policy”) for no less than the four (4) year period immediately preceding the Effective Time under its current (i) directors and officers liability insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance for each person and entity, including, without limitation, CBI, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by CBI or its Subsidiaries. For the avoidance of doubt, if CBI satisfies its obligation under Section 5.6(a) pursuant to clause (i) or (ii) thereof, then the Tail Policy shall provide coverage for the actions taken, or failed to be taken, by any individuals who provide services through or in connection with Citizens Financial Services, including but not limited to directors, officers or employees of Ameriprise Financial Services, Inc. or any of its Subsidiaries or Affiliates.

Section 5.7    Allowance for Loan Losses. CBI shall cause CSB to maintain its allowance for loan losses at a level consistent with CSB’s historical methodology, past practices, existing policies and in compliance with GAAP and, at a minimum, on the date of delivery of the Final Closing Statement, the allowance for loan losses of CSB shall be at least 1.13% of total loans (subject to any adjustment for any reduction in the allowance for loan losses specifically allocated to those previously identified impaired loans set forth on Section 5.7 of the CBI Disclosure Schedules) (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the date of delivery of the Initial Closing Statement (as defined herein), CBI shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the date of delivery of the Final Closing Statement and any such increase shall be accounted for in the calculation of Transaction Costs for purposes of Section 2.2(a)(iii).

Section 5.8    Nature of Deposits. On the Closing Date, the deposits of CSB shall consist of approximately the same proportion of core deposits and non-core deposits as the deposits of CSB consisted of as of March 31, 2019. Such deposits shall include no additional “brokered deposits” (as such term is defined in 12 C.F.R. § 337.6(a)(2)), except for such additional brokered deposits agreed to in writing by STXB and any extensions or renewals thereof.

Section 5.9     Third-Party Consents. CBI shall use Commercially Reasonable Efforts, and STXB shall reasonably cooperate with CBI at CBI’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the CBI Disclosure Schedules.

Section 5.10    Coordination; Integration.

(a)     CBI shall cause the senior officers of CBI and CSB to meet with senior officers of STXB and SOTB on a semi-monthly basis or as reasonably requested by STXB or CBI, relating to the development, coordination and implementation of the post-Merger operating and integration plans of SOTB, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of CBI and CSB; provided, that STXB and SOTB shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of CBI or CSB, and to the extent permitted by applicable law, each of CBI and CSB agrees to give reasonable consideration to STXB’s input on such matters, consistent with this Section 5.10, with the understanding that STXB shall in no event be permitted to exercise control of CBI or CSB prior to the Effective Time and, except as specifically provided under this Agreement, CBI and CSB shall have no obligation to act in accordance with STXB’s input.

(b)    Commencing after the date of this Agreement, CBI shall provide STXB with access to a data share file portal (the “Loan Portal”) for a six-hour period twice each week, such days and time each week to be determined by STXB upon reasonable prior notice to CBI, which shall be updated weekly and shall contain all documents, reports, credit memoranda and other materials prepared in the ordinary course of business for and/or related to any and all loans, loan renewals, loan modifications, loan participations, other extensions of credit and charge-offs approved or requested in a given week and certain documents related thereto.

(c)    Commencing after the date of this Agreement and to the extent permitted by applicable law, STXB, SOTB, CBI and CSB shall use their Commercially Reasonable Efforts to plan the integration of CBI and CSB with the businesses of STXB and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall STXB or its Affiliates be entitled to control CBI or CSB prior to the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of CBI and CSB in the ordinary course of business, CBI’s and CSB’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from CBI’s and CSB’s outside contractors, and to assist STXB in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. STXB shall provide such assistance of its personnel as CBI and CSB shall request to permit CBI and CSB to comply with their obligations under this Section 5.10.

Section 5.11    Environmental Investigation; Rights to Terminate Agreement.

(a)     STXB and its consultants, agents and representatives shall have the right to the same extent that CBI or CSB has such right (at STXB’s cost and expense), but not the obligation or responsibility, to inspect any CBI or CSB property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by STXB, STXB shall (i) notify CBI of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to CBI for such Secondary Investigation, for which STXB agrees to afford CBI the ability to comment on and STXB agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) days after the date of receipt of CBI’s comments. STXB shall give reasonable notice to CBI of such Secondary Investigations, and CBI may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.

(b)    CBI agrees to indemnify and hold harmless STXB for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by STXB or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of CBI or its agents, representatives or contractors. STXB agrees to indemnify and hold harmless CBI for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by STXB or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of STXB or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. STXB shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by CBI in the exercise of its sole discretion and not by STXB. STXB shall make no such report prior to Closing unless required to do so by law, and in such case shall give CBI reasonable prior written notice of STXB’s intentions so as to enable CBI to review and comment on such proposed report.

(c)    To the extent that STXB identifies any past or present events, conditions or circumstances that would require further investigation, remediation or cleanup action under Environmental Laws, CBI shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), CBI shall include the after-tax amount of the costs reasonably expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Transaction Costs pursuant to Section 2.2(a)(iii); provided, that CBI shall in no event be required to pay or accrue any amount pursuant to this Section 5.11(c) in excess of $1,000,000, in the aggregate.

(d)    STXB shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by STXB because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on CBI; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any CBI Real Property, involving an expenditure reasonably expected by STXB to exceed $1,000,000 or that is reasonably likely to have a Material Adverse Effect on CBI or CSB; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any CBI Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law. In the event STXB terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.11(c), if CBI reimburses STXB for the costs of preparing any Environmental Inspections, STXB promptly shall deliver to CBI copies of any environmental report, engineering report, or property condition report prepared by STXB or any third party with respect to any CBI Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by STXB to any third party not affiliated with STXB, unless STXB is required by law to disclose such information.

(e)    CBI agrees to make available upon request to STXB and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any CBI Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of CBI. CBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with STXB and, at STXB’s cost and expense, shall be entitled to certify the same in favor of STXB and its consultants, agents and representatives and make all other data available to STXB and its consultants, agents and representatives.

Section 5.12    Second Merger. Prior to the Effective Time, CBI shall cause CBNV to cooperate with STXB as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Second Merger after the Effective Time and after the Merger.

Section 5.13     Bank Merger. Prior to the Effective Time, CBI shall cause CSB to cooperate with STXB and SOTB as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time and after the Second Merger.

Section 5.14    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of CBI for the periods then ended, which may be provided by CBI to STXB subsequent to the date of this Agreement, shall be prepared from the books and records of CBI and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of CBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by CSB subsequent to the date of this Agreement shall fairly present the financial position of CSB and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.15    Employee Benefit Plans. To the extent requested by STXB, CBI or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as STXB may reasonably require in order to cause the amendment or termination of any CBI Employee Plan on terms satisfactory to STXB and in accordance with applicable law and effective prior to the Closing Date, except that the winding up of any such plan may be completed following the Closing Date.

Section 5.16     Indemnification of CBI Advisory Fees. CBI shall indemnify and hold harmless STXB, its Subsidiaries and any of its or their respective officers, directors or employees against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, related to or arising out of the CBI Advisory Fees or any other Liability for brokerage, financial advisory, investment banking or other similar fees or commissions incurred by CBI, any of its Subsidiaries or any of its or their respective officers, directors or employees in connection with this Agreement and the transactions contemplated hereby.

Section 5.17    Regulatory Matters. CBI shall and shall cause CSB to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of CBI or CSB prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, CBI shall accrue an amount sufficient to cover expenses reasonably required by STXB to timely remediate after the Merger.

Section 5.18     Subject Loans. CBI shall cause CSB to take all actions necessary and appropriate to sell, transfer or otherwise dispose of the loans or other extensions of credit set forth on Section 5.18 of the CBI Disclosure Schedules (the “Subject Loans”) on or before the Calculation Date.

Section 5.19     Loan Amortization Schedules. Neither CBI nor any of its Subsidiaries shall make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower, unless such loan, loan participation or other extension of credit has a prudent amortization schedule consistent with safe and sound banking principles.

Section 5.20    Payment of Bank Stock Loan Indebtedness. On or before the Closing Date, CBI shall pay or cause to be paid the aggregate amount of the principal and interest due as of the Effective Time (the “Bank Stock Loan Indebtedness”) due under the Promissory Note dated March 31, 2016 made by CBI to the holder thereof in accordance with the Payoff Letter.

ARTICLE VI.

COVENANTS OF STXB

STXB covenants and agrees with CBI as follows:

Section 6.1    Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, STXB shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the Federal Reserve Board, the TDSML, the FDIC and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Second Merger and the Bank Merger. Prior to filing such applications, STXB will provide CBI drafts of the non-confidential portions of such applications and incorporate CBI’s reasonable comments to such applications. STXB shall take all reasonable action to aid and assist in the consummation of the Mergers, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement. STXB shall provide CBI with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Mergers for which confidential treatment has not been requested. STXB shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2     NASDAQ Listing. STXB shall file all documents required to be filed to have the shares of STXB Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its Commercially Reasonable Efforts to effect said listing.

Section 6.3    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date of this Agreement until the Effective Time, STXB shall and shall cause each of its Subsidiaries to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships.

Section 6.4     Negative Covenants. STXB shall not, nor shall it permit any of its Subsidiaries to, (a) amend its Organizational Documents in a manner that would adversely affect CBI, (b) take, or knowingly fail to take, any action that would reasonably be expected to prevent any of (i) the Merger, (ii) the Second Merger or (iii) the Bank Merger from qualifying as a

“reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of STXB, would adversely affect or delay (i) STXB’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) STXB’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.

Section 6.5    Employee Matters.

(a)     Each employee of CBI and its Subsidiaries who remains in the active employment of STXB or its Subsidiaries after the Closing Date (the “CBI Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of STXB and SOTB with credit for prior service with CBI or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and benefits accrued under any retirement plans) sponsored by STXB or SOTB in which such CBI Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable CBI Employee Plan immediately prior to the Closing, to the extent permitted by such STXB plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such STXB plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each CBI Employee and their eligible dependents. To the extent permitted by the applicable STXB plans and applicable law, STXB further agrees to credit each CBI Employee and his or her eligible dependents for the year during which coverage under STXB’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such CBI Employee during such year under CBI’s group health plan. For purposes of determining CBI Employee’s benefits for the calendar year in which the Merger occurs under STXB’s vacation program, any vacation taken by a CBI Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total STXB vacation benefit available to such CBI Employee for such calendar year.

(b)    The provisions of this Section 6.5 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any CBI Employee or other current or former employee of CBI or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.5) under or by reason of any provision of this Agreement. Nothing in this Section 6.5 amends, or will be deemed to amend (or prevent the amendment or termination of), any CBI Employee Plan or any employee benefit plan of STXB or any of its Affiliates. STXB and its Affiliates shall have no obligation to continue to employ or retain the services of any CBI Employee for any period of time following the Effective Time and STXB and its Affiliates shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

Section 6.6     Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of STXB for the periods then ended, which may be filed by STXB with the SEC subsequent to the date of this Agreement, shall be prepared from the books and records of STXB and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of STXB at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.

Section 6.7    Issuance of STXB Common Stock; Stock Reserves. The shares of STXB Common Stock to be issued by STXB to KPL, as the sole shareholder of CBI, pursuant to this Agreement will, on the issuance and delivery to KPL pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of STXB Common Stock to be issued to KPL, as the sole shareholder of CBI, pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of STXB or any other Person. STXB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of STXB Common Stock to fulfill its obligations under this Agreement.

Section 6.8     Director and Officer Indemnification.

(a)    For a period of four (4) years after the date of this Agreement, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of CBI and each of its Subsidiaries, STXB shall indemnify and hold harmless each present director and officer of CBI or CSB, as applicable, determined as of the Effective Time (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of CBI or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents, as applicable, in each case as in effect on the date of this Agreement and to the extent permitted by applicable law.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify STXB, but the failure to so notify will not relieve STXB of any liability it may have to the Indemnified Party to the extent such failure does not prejudice STXB. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) STXB will have the right to assume the defense thereof and bear the costs incurred in connection therewith and STXB will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if STXB elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between STXB and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to STXB, and STXB shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such

Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) STXB will not be liable for any settlement effected without its prior written consent and (iv) STXB will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)    If STXB fails promptly to pay the amounts due pursuant to this Section 6.8, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against STXB for failure to provide indemnification, STXB shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if STXB, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of STXB, or the surviving company shall assume the obligations set forth in this Section 6.8 prior to or simultaneously with the consummation of such transaction.

Section 6.9    Director Nomination.

(a)    Contemporaneously with Closing, and subject to the reasonable satisfaction of the fiduciary duties of the board of directors of STXB and all other legal and regulatory requirements regarding service and election or appointment as a director of STXB, STXB shall appoint Steven Gregory Kidd (“Kidd”) as a director of STXB, and at the 2020 annual meeting of shareholders and the next annual meeting of shareholders at which the class of directors in which Kidd serves is up for election, STXB shall nominate, or cause to be nominated, Kidd as a director and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of STXB and all other legal and regulatory requirements regarding service and election or appointment as a director of STXB, use Commercially Reasonable Efforts, including without limitation recommending the election of Kidd as a director to its shareholders, to ensure that Kidd is elected at such annual meeting. In the event that Kidd resigns or retires from the board of directors of STXB, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of STXB and all other legal and regulatory requirements regarding service and election or appointment as a director of STXB, the resultant vacancy shall be filled by an individual mutually agreeable to Kidd and STXB, which individual shall serve out the remainder of Kidd’s then current term.

(b)    Contemporaneously with Closing, and subject to the satisfaction of the fiduciary duties of the board of directors of SOTB and all other legal and regulatory requirements regarding service and election or appointment as a director of SOTB, STXB, as the sole shareholder of SOTB, shall cause SOTB to appoint each of Kidd and one other individual to be determined by STXB (a) as a director of SOTB in connection with and to commence serving immediately following the Closing and (b) as a director of SOTB at the next following general election of SOTB directors that follows the Closing Date. In the event that Kidd resigns or retires from the board of directors of SOTB, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of SOTB and all other legal and regulatory requirements regarding service and election or appointment as a director of SOTB, the resultant vacancy shall be filled by an individual mutually agreeable to Kidd and STXB as the sole shareholder of SOTB, which individual shall serve out the remainder of Kidd’s then current term.

ARTICLE VII.

MUTUAL COVENANTS OF STXB AND CBI

Section 7.1    Notification; Updated Disclosure Schedules.

(a)    CBI shall give prompt written notice to STXB, and STXB shall give prompt written notice to CBI, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the CBI Disclosure Schedules or the STXB Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to CBI, and in Section 10.2(c), with respect to STXB, incapable of being satisfied.

(b)    At least twenty (20) Business Days prior to the Closing Date, CBI shall provide STXB with supplemental CBI Disclosure Schedules and STXB shall provide CBI with an updated STXB Disclosure Schedules reflecting any material changes to the CBI Disclosure Schedules and the STXB Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental CBI Disclosure Schedules and updated STXB Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 7.2    Confidentiality. STXB, KPL and CBI agree that confidentiality terms set forth in that Letter of Intent, dated as of April 16, 2019, by and between STXB and KPL, as it may be amended or supplemented from time to time, are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on STXB, KPL and CBI and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3    Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither STXB nor CBI shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4    Certain Tax Matters.

(a)    Each of CBI and STXB shall take any actions required to cause each of (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local law), including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, none of CBI or STXB shall take any action, or fail to take any action, that would reasonably be expected to cause any of (x) the Merger, (y) the Second Merger or (z) the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local law).

(b)    STXB shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Fenimore Kay Harrison & Ford, LLP (“FKHF”) an officer’s certificate, dated as of the Closing Date, and signed by an officer of STXB, containing representations of STXB as shall be reasonably necessary or appropriate to enable Hunton and FKHF to render the opinions described in Section 10.3(d), on the Closing Date (an “STXB Tax Representation Letter”). STXB shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the STXB Tax Representation Letter. If any certification and representation included in the STXB Tax Representation Letter becomes untrue, STXB shall promptly notify Hunton and FKHF regarding the circumstances that caused such certification or representation to become untrue.

(c)    CBI shall deliver to Hunton and FKHF an officer’s certificate, dated as of the Closing Date, and signed by an officer of CBI, containing representations of CBI as shall be reasonably necessary or appropriate to enable Hunton and FKHF to render the opinions described in Section 10.3(d) on the Closing Date, (a “CBI Tax Representation Letter”). CBI shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in CBI Tax Representation Letter. If any certification and representation included in the CBI Tax Representation Letter becomes untrue, CBI shall promptly notify Hunton and FKHF regarding the circumstances that caused such certification or representation to become untrue.

(d)    Each of STXB and KPL will be liable for fifty percent (50%) of any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and the other transactions contemplated hereby. The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Tax to be assessed and paid on or prior to the Effective Date in accordance with any available pre-sale filing procedure and to obtain any exemption from or refund of any such Tax.

(e)    Without limiting the provisions of this Section 7.4, CBI and STXB shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.

Section 7.5    Transfer Restrictions of STXB Common Stock.

(a)    Compliance with Laws. KPL covenants and agrees that the shares of STXB Common Stock to be issued to KPL pursuant to this Agreement as the Aggregate Stock Consideration may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act (including pursuant to the Registration Rights Agreement), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable federal, state or foreign securities laws. In connection with any transfer of the STXB Common Stock to be issued to KPL in the Aggregate Stock Consideration other than (i) pursuant to an effective registration statement under the Securities Act (including pursuant to the Registration Rights Agreement), (ii) to STXB or (iii) pursuant to Rule 144 of the Securities Act (provided that the transferor provides STXB with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), STXB may require KPL to provide to STXB and its transfer agent, at KPL’s expense, a legal opinion of counsel selected by KPL and reasonably acceptable to STXB and its transfer agent, the form and substance of which opinion shall be reasonably satisfactory to STXB and its transfer agent, to the effect that such transfer does not require registration of such transferred securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of KPL under this Agreement and the Registration Rights Agreement, if applicable, with respect to such transferred shares of STXB Common Stock.

(b)    Legends. KPL acknowledges and agrees that upon the original issuance of the shares of STXB Common Stock in the Aggregate Stock Consideration, and until such time as the same is no longer required under the Securities Act or applicable state securities laws, the book entries representing the shares of STXB Common Stock in the Aggregate Stock Consideration issued to KPL pursuant to this Agreement, and all book entries made in exchange therefor or in substitution thereof, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (the “Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED (1) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS

OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (2) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

(c)    Removal of Legends. Promptly upon the earlier of (i) the date that the shares of STXB Common Stock issued pursuant to this Agreement become eligible for resale under Rule 144 of the Securities Act (without regard to volume or manner-of-sale restrictions) or (B) the effectiveness of a registration statement with respect to the shares of STXB Common Stock issued pursuant to this Agreement pursuant to the Registration Rights Agreement, STXB shall submit a letter to its transfer agent as well as a customary written opinion of its legal counsel instructing the transfer agent to remove the Restrictive Legend contemplated hereby.

(d)    KPL’s Acknowledgement of Transfer Restrictions. KPL acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the shares of STXB Common Stock issued to KPL pursuant to this Agreement or any interest therein without complying with the requirements of the Securities Act and the Registration Rights Agreement, as applicable. KPL covenants and agrees that if it is notified by STXB in writing at any time that the registration statement covering the resale of the shares of STXB Common Stock issued to KPL pursuant to this Agreement is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, KPL will refrain from selling such shares until such time as KPL is notified by STXB that such registration statement is effective or such prospectus is compliant with Section 10 of the Securities Act, unless such KPL is able to, and does, sell such shares pursuant to an available exemption from the registration requirements of the Securities Act, such as under Rule 144 of the Securities Act.

(e)    Form D and Blue Sky Filings. STXB agrees to timely file a Form D with respect to the shares of STXB Common Stock issued as Aggregate Stock Consideration pursuant to this Agreement as required under Regulation D. KPL agrees to timely provide STXB with any and all needed information in connection with STXB’s preparation and filing of a Form D. STXB, on or before the Closing Date, shall take such action as STXB shall reasonably determine is necessary in order to obtain an exemption for or to qualify the shares of STXB Common Stock issued as Aggregate Stock Consideration pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). STXB shall make all filings and reports relating to the shares of STXB Common Stock to be issued as Aggregate Stock Consideration pursuant to this Agreement required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

Section 7.6    Closing Statements. At least ten (10) Business Days prior to the Closing Date, CBI shall deliver to STXB a statement (the “Initial Closing Statement”) setting forth the Final Transaction Costs, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to STXB. CBI shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event STXB disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.6 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days prior to the Closing Date.

Section 7.7    Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, STXB and CBI shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of CBI (in the case of STXB) and STXB (in the case of CBI) to the Merger, the Second Merger and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Second Merger or the Bank Merger and to fully carry out the purposes of this Agreement.

ARTICLE VIII.

CLOSING

Section 8.1    Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. The Closing shall take place as soon as practicable once the conditions of Article X have been satisfied or waived but in any event within the thirty (30) day period commencing on the later of the following dates and in no event earlier than September 30, 2019, unless the parties otherwise agree (“Closing Date”):

(a)    the receipt of the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger, the Second Merger and the Bank Merger; and

(b)    if the transactions contemplated by this Agreement are being contested in any Proceeding and STXB or CBI, pursuant to Section 10.3(a), has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of STXB and CBI, to the consummation of the transactions contemplated herein, or such prior date as each of STXB and CBI shall elect whether or not such proceeding has been brought to a conclusion.

Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1    Termination.

(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of STXB or CBI at any time prior to the Effective Time if:

(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall be final and non-appealable;

(ii)    any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such transactions; or

(iii)    the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred fortieth (240th) day following the date of this Agreement, or such later date as has been approved in writing by the boards of directors of STXB and CBI; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date.

(b)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of CBI if STXB shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of STXB contained herein shall be inaccurate in any material respect. If the board of directors of CBI desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify STXB in writing of its intent to terminate stating the reason therefor. STXB shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of STXB if (i) CBI fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of CBI contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of CBI, CSB, STXB or SOTB that, in the reasonable judgment of STXB, materially and adversely impairs the value of CBI and its Subsidiaries, taken as a whole, to STXB, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to STXB or otherwise would, in the reasonable judgment of STXB, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.11(d) shall have occurred. In the event the board of directors of STXB desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) of this Section 9.1(c), the board of directors must notify CBI in writing of its intent to terminate stating the reason therefor. CBI shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d)    This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of STXB and CBI and the approval of such action by their respective boards of directors.

(e)    This Agreement may be terminated at any time before the Closing by CBI, if:

(i)    the Average Closing Price is less than $17.81; and

(ii)    the number obtained by dividing the Average Closing Price by $22.26 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by CBI pursuant to this Section 9.1(e) will have no force and effect if STXB agrees in writing (within two (2) Business Days after receipt of CBI’s written notice of such termination) to increase (1) the Aggregate Cash Consideration and/or (2) the number of shares of STXB Common Stock in the Aggregate Stock Consideration, such that the sum of such additional cash consideration plus the value of the Aggregate Stock Consideration is equal to $37,396,800 (valuing the Aggregate Stock Consideration based on the Average Closing Price). If within such two (2) Business Day period, STXB delivers written notice to CBI that STXB intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies CBI in writing of the additional cash consideration and/or the revised Aggregate Stock Consideration, then no termination will occur pursuant to this Section 9.1(e), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Stock Consideration will be modified in accordance with this Section 9.1(e)).

(iii)    For purposes of this Section 9.1(e), the following terms will have the meanings indicated below:

(1)    “Final Index Price” means the average of the daily closing value of the Index for the ten (10) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

(2)    “Index” means the NASDAQ Bank Index.

(3)    “Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

Section 9.2    Effect of Termination. If this Agreement is terminated by either STXB or CBI as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.11, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

ARTICLE X.

CONDITIONS PRECEDENT

Section 10.1    Conditions Precedent to Obligations of STXB. The obligation of STXB under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by STXB in its sole discretion, to the extent permitted by applicable law:

(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of CBI set forth in Sections 3.1, 3.2, 3.3, 3.8 and 3.31 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by CBI in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that CBI may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to STXB or taking lawful action to cure within thirty (30) days of CBI having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by CBI in this Agreement, other than set forth in Sections 3.1, 3.2, 3.3, 3.8 and 3.31, is true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). STXB shall have received a certificate, executed by an appropriate representative of CBI and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. CBI shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. STXB shall have received a certificate, executed by an appropriate representative of CBI and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on CBI or CSB shall have occurred since the date of this Agreement.

(d)    Certain Agreements.

(i)    Each of the employment agreements entered into by SOTB with David Monk, John Mills and Joel Harlow shall remain in full force and effect.

(ii)    Each of the Director Support Agreements shall remain in full force and effect.

(iii)    Each of the Releases shall remain in full force and effect.

(e)    Consents and Approvals. The Required Consents shall have been obtained, and STXB shall have received evidence thereof in form and substance reasonably satisfactory to STXB and all applicable waiting periods shall have expired.

(f)    Outstanding Litigation. CBI shall accrue for any reasonable costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the CBI Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by CBI and STXB. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by CBI or any of its Subsidiaries.

(g)    Termination of CBI Employee Plans. CBI shall have amended or terminated any CBI Employee Plans as requested by STXB in accordance with Section 5.15.

(h)    Subject Loans. CBI shall have, or caused CSB to have, sold, transferred or otherwise disposed of the Subject Loans.

(i)    No Equity Claims. No Person (other than KPL, CBI or any CBI’s Subsidiaries) shall have asserted that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, either of CBI, CBNV or CSB or (ii) is entitled to any of the Merger Consideration.

(j)    Bank Stock Loan Indebtedness; Release of Encumbrances. CBI will have delivered to STXB on or prior to the second Business Day prior to the Closing Date a letter from the lender with respect to the Bank Stock Loan Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date), including (i) a customary statement that (A) if such aggregate amount is paid to the lender on the Closing Date, such indebtedness will be repaid and/or redeemed in full, and (B) all Encumbrances securing such Bank Stock Loan Indebtedness (if any) may thereafter be automatically released and terminated, (ii) authorizations to file any Uniform Commercial Code termination statements, terminations and releases of outstanding Security Interests as are reasonably necessary to release such Encumbrances, and (iii) a customary statement that, upon the receipt of payment of such indebtedness, all tangible collateral (including, without limitation, all stock certificates representing shares of CBI Stock and CSB Stock) securing the obligations under such indebtedness in possession of the lender with respect thereto will be promptly delivered to STXB (the “Payoff Letter”).

(k)    Other Documents. CBI shall have delivered to STXB all other instruments and documents which STXB or its counsel may reasonably request to effectuate the transactions contemplated hereby.

Section 10.2    Conditions Precedent to Obligations of CBI. The obligation of CBI under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by CBI in its sole discretion, to the extent permitted by applicable law:

(a)     Compliance with Representations and Warranties. (i) Each of the representations and warranties of STXB set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.12 and 4.13 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by STXB in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that STXB may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to CBI or taking lawful action to cure within thirty (30) days of STXB having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by STXB in this Agreement, other than set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.12 and 4.13, is materially true and correct as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). CBI shall have received a certificate, executed by an appropriate representative of STXB and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. STXB shall have materially performed or complied with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. CBI shall have received a certificate, executed by an appropriate representative of STXB and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on STXB or SOTB shall have occurred since the date of this Agreement.

(d)    Consents and Approvals. The consents set forth in the STXB Disclosure Schedules shall have been obtained, and CBI shall have received evidence thereof in form and substance reasonably satisfactory to CBI and all applicable waiting period shall have expired.

Section 10.3    Conditions Precedent to Obligations of STXB and CBI. The respective obligations of STXB and CBI under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by STXB and CBI, respectively, in their sole discretion, to the extent permitted by applicable law:

(a)    Government Approvals. STXB shall (i) have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of STXB or the Continuing Corporation that, in the reasonable judgment of STXB, materially and adversely impairs the value of CBI and its Subsidiaries, taken as a whole, to STXB or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this

Agreement to STXB or otherwise would, in the reasonable judgment of STXB, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Second Merger and the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, STXB or CBI may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

(b)    Registration Rights Agreement. The Registration Rights Agreement, dated as of the date of this Agreement, entered into by STXB and KPL shall remain in full force and effect

(c)    Shareholder Approval. The sole shareholder of CBI shall have approved this Agreement and the transactions contemplated hereby.

(d)    Tax Opinions. CBI shall have received an opinion of FKHF, and STXB shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinions, such counsel may require and rely upon and may incorporate by reference representations and covenants, including (without limitation) those contained in the STXB Tax Representation Letter and CBI Tax Representation Letter.

(e)    No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject CBI, STXB or any of their Subsidiaries or any officer, director, shareholder or employee of CBI, STXB or their respective Subsidiaries to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

ARTICLE XI.

MISCELLANEOUS

Section 11.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)     “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(b)    “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

(c)    “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(d)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Conroe, Texas or CBI, Texas.

(e)    “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(f)    “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

(g)    “Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(h)    “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(i)    “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(j)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(k)    “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of CBI or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(l)    “knowledge” and phrases of similar import means, as to CBI, the actual knowledge of any executive officer of CSB designated by CSB as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to STXB, the actual knowledge of any executive officer of STXB after reasonable inquiry.

(m)    “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(n)    “Material Adverse Effect” with respect to any Person means (1) any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger to which such Person is a party, or (2) between the date of this Agreement and the Closing Date, CBI or any of its Subsidiaries, individually or in the aggregate, has charged off or written off more than five percent (5%) of the aggregate value of the loans, loan participations or other extensions of credit in its loan portfolio as of the date of this Agreement.

(o)    “NASDAQ” means the NASDAQ Global Select Market.

(p)    “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body.

(q)    “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.

(r)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

(s)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(t)    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet delinquent or for Taxes that CBI or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(u)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(v)    “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, gross margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, escheat, unclaimed property, abandonment, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulations § 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

(w)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

(x)    “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.

(y)    “Union” means a union, works council or other labor organization.

(z)    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 11.2    Other Definitional Provisions.

(a)     All references in this Agreement to CBI Disclosure Schedules, STXB Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding CBI Disclosure Schedules, STXB Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)    All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g)    If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i)    References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by CBI’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that STXB or CSB has made with any Governmental Body.

Section 11.3    Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 11.4     Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors; provided, however, that no such amendment shall reduce the value of or change the form of the consideration to be delivered to KPL as contemplated by this Agreement, unless such amendment is subject to the obtaining of approval of the amendment by KPL and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 11.5    Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 11.6     Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to STXB:

Spirit of Texas Bancshares, Inc.
1836 Spirit of Texas Way
Conroe, Texas 77301
Attention:	Mr. Dean O. Bass
Email:	DBass@sotb.com

With a copy to:

Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:	Mr. Peter G. Weinstock
Email:	pweinstock@HuntonAK.com

If to CBI:

Chandler Bancorp, Inc. 3915 S. Southwest Loop 323
Tyler, Texas 75701
Attention:	Mr. Steven Gregory Kidd
Email:	greg@sgkidd.com

With a copy to:

Fenimore Kay Harrison & Ford, LLP 812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention:	Mr. Derek W. McGee
Email:	DMcGee@fkhpartners.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7    Controlling Law; Jurisdiction.

(a)     This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b)    Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8    Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.10    Entire Agreement. Except as set forth in Section 7.2, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.11    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.12     Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other party.

Section 11.13    No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SPIRIT OF TEXAS BANCSHARES, INC.

By:	/s/ Dean O. Bass
Dean O. Bass
Chairman and Chief Executive Officer

CHANDLER BANCORP, INC.

By:	/s/ Steven Gregory Kidd
Steven Gregory Kidd
Chairman of the Board

KPL hereby joins in this Agreement for the limited purpose of agreeing to vote of the shares of CBI common stock owned by KPL in favor of the Mergers as set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

KIDD PARTNERS, LTD.

By:	/s/ Steven Gregory Kidd
Steven Gregory Kidd
General Partner

[Signature Page to Agreement and Plan of Reorganization]